Exhibit 23.1

CONSENT OF WRIGHT & COMPANY, INC.

As independent oil and gas consultants, Wright & Company, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-155745) and Form S-8 (File No. 333-126444) of Petroleum Development Corporation of all references to our firm and information from our reserves report dated September 30, 2010, included in or made a part of the Petroleum Development Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 4, 2010, as amended August 31, 2010, and our summary report attached as Exhibit 99.1 to Form 10-Q for the quarterly period ended September 30, 2010, filed on or about November 8, 2010.

Wright & Company, Inc.

by D. Randall Wright
President

Brentwood, TN
November 5, 2010